Pricing Supplement No. 004 dated                Filed pursuant to Rule 424(b)(2)
September 27, 2004. (To Prospectus dated                     File No. 333-112244
September 7, 2004 and Prospectus Supplement dated September 7, 2004) This Pricing
Supplement consists of 2 pages.

                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                           FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-004

                       4.15% NOTES DUE SEPTEMBER 15, 2012

The description in this pricing supplement of the particular terms of the 4.15% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:          $633,000.00               Interest Rate:                   4.15%

Price to Public:           100%                      Issuance Date:                   September 30, 2004

Net Proceeds to Trust:     $624,771.00               Stated Maturity Date:            September 15, 2012

Agent's Discount:          1.30%                     Initial Interest Payment Date:   March 15, 2005

CUSIP Number:     41659FAC8                          Interest Payment Frequency:      Semi-annually

Day Count Convention:   30/360                       Regular Record Dates:  15 days prior to an Interest Payment Date.

Optional Redemption:  Yes [ ]     No [X]             The Survivor's Option [X] is [ ] is not  available
    Optional Redemption Date:  N/A                   Annual Put Limitation:  $1 million or 1%
                                                     Individual Put Limitation:   $250,000
    Initial Redemption Percentage:    N/A            Trust Put Limitation:  N/A
    Annual Percentage Reduction:    N/A
    Redemption may be:   [ ] In whole only.          Authorized Denominations:  $1,000 integral amounts.
                         [ ] In whole or in part.

Securities Exchange Listing:   None.

Special Tax Considerations:   None.                  Other Provisions Relating to the Notes:  None.

Agents: Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:         FA-404004                 Interest Rate:             4.15%

Contract Payment:          $633,015.00               Effective Date:            September 30, 2004

Deposit Amount :           $624,786.00               Stated Maturity Date:      September 15, 2012
(if different from Contract Payment)

Day Count Convention:      30/360                    Initial Interest Payment Date: March 15, 2005

Special Tax Considerations: None.                    Interest Payment Frequency: Semi-annually

Optional Redemption:  Yes [ ]     No [X]             Survivor Option:  Under the Funding Agreement, Hartford Life
Optional Redemption Date:  N/A                                Insurance Company [X] is [ ] is not required
                                                              to provide the Trust with amounts it needs to
     Initial Redemption Percentage:  N/A                      honor valid exercises of the Survivor's Option.
     Annual Percentage Reduction:    N/A
     Redemption may be:  [  ]  In whole only.        Other Provisions Relating to the Funding Agreement:  None.
                         [  ]  In whole or in part.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of September 30, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                 Standard & Poor's:  AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.